Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2025, relating to the financial statements of AvePoint, Inc. and the effectiveness of AvePoint, Inc.'s internal control over financial reporting appearing in the Annual Report on Form 10-K of AvePoint, Inc. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP

New York, New York

April 16, 2025